Exhibit 10.1

NATURAL HEALTH TRENDS CORP.

PHANTOM EQUITY PLAN

Phantom Share Agreement

Grantee:	_________________________
Date of Grant:	_________________________
Number of Phantom Shares Granted:	_________________________

1.    Notice of Grant. Natural Health Trends Corp. (the “Company”) is pleased to notify you that you have been granted the above number of shares of phantom stock (the “Phantom Shares”) of the Company pursuant to the Natural Health Trends Corp. Phantom Equity Plan (the “Plan”), subject to the terms and conditions of the Plan and this Agreement. Each Phantom Share gives you the right to receive a cash payment from the Company upon the vesting of such Phantom Share in an amount equal to the lesser of (i) the Fair Market Value of one Share, as determined on its vesting date; or (ii) $________. For this purpose, Fair Market Value shall be based on the closing price of the Company’s Common Stock on the NASDAQ Capital Market on the trading date the Phantom Share becomes vested.  If the NASDAQ Capital Market is not open on the date the Phantom Share becomes vested, then Fair Market Value shall be based on the closing price of the Company’s Common Stock on the next trading day.

2.    Vesting and Forfeiture.

(a)    Vesting Conditions. Subject to the further provisions of this Agreement, the Phantom Shares shall become vested on the date the performance vesting condition or conditions, as applicable (the “Performance Vesting Condition”) has been satisfied, as described below, provided you have remained continuously employed by (or, for a Director or Consultant, you have continuously provided services to) the Company or one of its Affiliates through the relevant scheduled vesting date. Payment shall be made as soon as administrative feasible after each scheduled vesting date.

(i)    Vesting Schedule. The Performance Vesting Condition will be satisfied with respect to ______% of the Phantom Shares on ________________, 20____ and each three month anniversary of that date if the Company satisfies the performance conditions designated pursuant to Exhibit A on the applicable vesting date. (For purposes of clarity, the Performance Vesting Condition shall be determined separately for each scheduled vesting date and, unless provided on Exhibit A, not more than ______% of the Phantom Shares can become vested on any scheduled vesting date.)

(ii)    Forfeiture. Except as otherwise provided on Exhibit A, if the performance conditions are not satisfied on a scheduled vesting date, then the Phantom Shares scheduled to vest on that date shall be forfeited on such date.

(b)    Accelerated Vesting. Notwithstanding the above vesting schedule, if your employment with the Company is terminated without Cause on or within twelve months following the date a Change of Control occurs, then any portion of the Phantom Shares that have not forfeited on your termination date shall become fully vested on that date.

(c)    Forfeiture Upon Termination of Service. Except as provided in Section 2(b) above, all Phantom Shares that are not vested on your Termination of Service for any reason shall be automatically cancelled and forfeited without payment upon your termination date.

(d)    Retention of Equity. If you are an Employee on the Date of Grant, as a condition to receiving this Award, you hereby agree to not sell, assign, pledge, exchange or otherwise transfer any of the shares of Common Stock you own on the Date of Grant, including shares of Common Stock that are currently subject to vesting conditions, until after the vesting or forfeiture of all Phantom Shares granted pursuant to this Agreement. If you breach the foregoing agreement for any reason, you will forfeit all of the remaining Phantom Shares on that date.

3.    Dividends. You will not be entitled to receive dividends or dividend equivalent payments with respect to the Phantom Shares.

4.    Shareholder Rights. You will not have any of the rights of a shareholder of the Company with respect to the Phantom Shares.

5.    Nontransferability of Phantom Shares. The Phantom Shares may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during your lifetime only by you. The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

6.    Entire Agreement; Governing Law. The Phantom Shares are granted under and governed by the terms and conditions of the Plan and this Agreement. In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Delaware.

7.    Withholding of Tax. To the extent that the grant or vesting of your Phantom Shares results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. At the Company’s option and in its sole discretion, it may withhold a percentage of the cash proceeds that would otherwise be delivered on vesting in an amount equal to the taxes to be withheld.

8.    Forfeiture in Certain Circumstances; Return of Award Payments. By accepting this Award, you hereby agree that any payments received under this Agreement shall be subject to repayment under Section 13(g) of the Plan.

[Signature Page Attached]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NATURAL HEALTH TRENDS CORP. By: ______________________________ Printed Name: ______________________ Date Signed: _______________________

GRANTEE By: ______________________________ Printed Name: ______________________ Date Signed: _______________________

Exhibit A

Performance Vesting Conditions

(Attached)

The Performance Vesting Condition will be designated by the Compensation Committee on or before the thirtieth (30th) day after the Date of Grant and will be applied to measure performance for the period between _________, 20__ and _________, 20__. The initial Performance Vesting Condition will apply for all future performance periods unless the Compensation Committee, in its sole discretion, elects to change the Performance Vesting Condition on a prospective basis. Future changes to the Performance Vesting Condition shall be made on or before the fifteenth (15th) day of any future performance period.